Exhibit 10.10

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Pyxus International, Inc.
2020 Incentive Plan
Form of Grant Agreement

PERFORMANCE-BASED STOCK UNIT AWARD AGREEMENT

This Performance-Based Stock Unit Award Agreement (this “Agreement”), made effective as of the day of _________, 202__ (the “Date of Award”), between Pyxus International, Inc., a Virginia corporation (the “Company”), and (the “Participant”), is made pursuant and subject to the provisions of the Pyxus International, Inc. 2020 Incentive Plan (the “Plan”), a copy of which has been made available to the Participant.

RECITAL:

The Plan provides for the grant of Performance-based Stock Unit Awards to eligible employees designated by the Committee. The Committee has determined that Performance-based Stock Unit Awards will encourage eligible employees to contribute to the profits and growth of the Company and its Affiliates, and that the Participant can be expected to make such a contribution.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meaning set forth for those terms in the Plan.

2. Performance-based Stock Unit Award. The Company grants __________ Stock Units to the Participant as of the Date of Award specified above, subject to the terms and conditions, including the vesting requirements, set forth in the Plan and this Agreement (the “Performance-based Stock Units”).

3. Vesting.
a. Performance Criteria. Except as otherwise provided in Section 3(b) hereof, vesting of the Performance-based Stock Units will depend on the Company’s performance for the three-year performance period ending March 31, 202_ (the “Performance Period”). The amount of the Performance-based Stock Units that will be eligible to vest, and the amount of shares of Common Stock to be paid out with respect to vested Performance-based Stock Units, will depend on the following performance metrics: the Company’s Average Adjusted EBITDA for the Performance Period and the reduction in the Company’s Debt from the beginning of the Performance Period to the end of the Performance Period, each as set forth in Exhibit A attached hereto, which sets forth threshold, target and maximum levels for each of Average Adjusted EBITDA and reduction in Debt for the Performance Period and the percentage of the awarded Performance–based Stock Units with vesting to be based on Average Adjusted EBITDA over the Performance Period and the percentage of the awarded Performance–based Stock Units with vesting to be based on reduction in Debt over the Performance Period. In the event that Average Adjusted EBITDA or reduction in Debt for the Performance Period is less than the relevant threshold level, the Performance–based Stock Units with vesting to be based such performance metric shall not vest and no shares of Common Stock shall be paid out with respect thereto. In the event that Average Adjusted EBITDA or reduction in Debt for the Performance Period equals or exceeds the relevant threshold level, the Performance–based Stock Units will be eligible for vesting, with the amount of shares of Common Stock to be paid in upon vesting being 50% of the amount of such Performance–based Stock Units if performance is at the threshold level, 100% of the amount of such Performance–based Stock Units if performance is at the target level and 150% of the amount of such Performance–based Stock Units if performance is at or above the maximum level, with the amount of shares being extrapolated by the Committee in any manner determined by it in good faith for performance between these respective points. “Adjusted EBITDA” shall be determined in a manner consistent with the Company’s presentation of consolidated Adjusted EBITDA in its press release first announcing the results of operations for the fiscal year ended March 31, 202_, with any adjustments as may be determined by the Committee in its sole and absolute discretion, regardless of whether any such adjustment increases or decreases Adjusted EBITDA as would otherwise be determined. The term “Average Adjusted EBITDA” shall mean the average of the Adjusted EBITDA determined for each of the three fiscal years included in the Performance Period. The term “Debt” shall mean the aggregate outstanding consolidated indebtedness under the Company’s and its subsidiaries’ two debt facilities that are the Company’s highest cost facilities as of the Date of Award, which indebtedness is composed of the aggregate outstanding principal amount of the Term Loans and DDTL Loans (as such terms are defined in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021), with the reduction in Debt being determined by comparing the Debt outstanding as of the end of the Performance Period to the Debt outstanding as of ______ __, 202_, with any adjustments as may be determined by the Committee in its sole and absolute discretion, regardless of whether any such adjustment increases or decreases the reduction in Debt as would otherwise be determined; provided that any repayment of Debt from the net proceeds of any offering of equity securities of the Company or any of its subsidiaries shall not be deemed to have been a reduction in Debt and the Committee shall make appropriate adjustments to so reflect this intention. The financial items that are used in the foregoing determinations shall be determined for the Performance Period in accordance with United States generally accepted accounting principles consistently applied by the Company, and in the event of any change in the format of presentation of the Company’s consolidated financial statements from the Company’s audited statement of consolidated operations and comprehensive income, consolidated balance sheet and statement of consolidated cash flows at and for the fiscal year ended March 31, 202_ included in the Company’s Form 10-K for the fiscal year ended March 31, 202__, the Committee may adjust the definitions of Adjusted EBITDA and Debt as used herein in any manner deemed equitable by the Committee, in its sole discretion, to account for such change in presentation.
b. Listing Condition to Vesting. Notwithstanding the provisions of Section 3(a) hereof, with respect to the satisfaction of vesting criteria for Performance-based Stock Units for any Performance Period, such Performance-based Stock Units shall not vest unless and until the Company’s Common Stock is listed for trading on (i) a securities exchange that is registered with the Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended, or (ii) a foreign securities exchange approved by the Committee in its sole and absolute discretion. The condition to vesting set forth in this Section 3(b) is referred to as the “Listing Condition.” In the event that the Listing Condition is not satisfied by March 31, 202_ (or such later date as may be established by the Committee in its sole and absolute discretion), the Performance-based Stock Units shall be forfeited as of such date.

c. Certification. As soon as practicable after the end of the Performance Period, the Committee shall certify the performance levels for the Performance-based Stock Units eligible to be vested based pursuant to this Section 3(a), with the number of shares of Common Stock to be paid in settlement of the Performance-based Stock Units being the amount as determined in accordance therewith as set forth in Exhibit A. Any fractional share of Common Stock to be delivered in payment of a Performance-based Stock Unit shall be rounded up to the nearest whole number. The Performance-based Stock Units so certified with respect to a Performance Period shall be deemed to be vested as of the last day of such Performance Period if at such time the Listing Condition is satisfied, and, if the Listing Condition is not satisfied at such time, then as of the date that the Listing Condition is later satisfied. Notwithstanding any provision of this Agreement to the contrary, the Committee in its discretion may adjust the number of shares of Common Stock payable upon settlement of Performance-based Stock Units in recognition of such performance or other factors that the Committee deems relevant.

d. Effect of Termination of Employment. Notwithstanding anything to the contrary herein, except as otherwise set forth in clauses (i) and (ii) of this Section 3(d) below, all of a Participant’s vested and unvested Performance-based Stock Units shall be forfeited, and the Participant shall not be entitled to any payment with respect to the Performance-based Stock Units awarded hereby, upon termination of the Participant from the employ of the Company and its Affiliates at any time prior to the vesting of the Performance-based Stock Units.

i. Retirement, Disability or Involuntary Termination Without Cause. A Participant’s Performance-based Stock Units shall not be forfeited, and the Participant shall remain entitled to payment with respect to the Performance-based Stock Units awarded hereby, upon termination of the Participant from the employ of the Company and its Affiliates at any time prior to the settlement of the Performance-based Stock Units as a result of the Participant’s Retirement, the termination of the Participant’s active employment with the Company and its Affiliates as a result of Disability or the involuntary termination of the Participant from the employ of the Company and its Affiliates without Cause; provided that the number of the shares of Common Stock to be paid upon settlement of the Performance-based Stock Units that would otherwise be payable based on the certification of performance pursuant to Section 3(c) shall instead be prorated (rounded up to the nearest whole share) based on the ratio of the number of days during the three-year period beginning April 1, 202_, and ending March 31, 202_ (the “Pro-Ration Period”) that the Participant remained in the continuous employ of the Company or one of its Affiliates through the date of such termination of employment due to Retirement, Disability or involuntary termination without Cause, to the total number of days in the Pro-Ration Period. The Participant’s Performance-based Stock Units shall not be vested, and the Participant shall not be entitled to receive settlement of the Performance-based Stock Units following the certification pursuant to Section 3(c), unless and until the Listing Condition is satisfied.

ii. Death. A Participant’s Performance-based Stock Units shall not be forfeited, and the Participant shall remain entitled to payment with respect to the Performance-based Stock Units awarded hereby, upon termination of the Participant from the employ of the Company and its Affiliates at any time prior to the settlement of the Performance-based Stock Units as a result of the Participant’s death; provided that the number of the shares of Common Stock to be paid upon settlement of the Performance-based Stock Units that would otherwise be payable based on the certification of performance pursuant to Section 3(c) shall instead be prorated (rounded up to the nearest whole share) based on the ratio of the number of days during the Pro-Ration Period that the Participant remained in the continuous employ of the Company or one of its Affiliates through the date of such termination of employment due to the Participant’s death to the total number of days in the Pro-Ration Period. Upon the Participant’s death, the Participant’s Performance-based Stock Units shall be deemed immediately vested notwithstanding that the Listing Condition is not satisfied at that time or at any subsequent time, and the Participant’s estate shall be entitled to receive settlement of the Performance-based Stock Units promptly following the certification pursuant to Section 3(c).

iii. Definitions. For purposes of this Agreement, “Retirement” means the Participant’s early, normal or delayed retirement under the primary pension plan sponsored by the Company or an Affiliate in which the Participant is eligible to participate. The determination of the appropriate pension plan for the purpose of the foregoing definition shall be made by the Committee, and its determination shall be conclusive. For purposes of this Agreement, “Disability” means that the Participant has ceased active employment with the Company and its Affiliates on account of a permanent and total disability as defined in Section 22(e)(3) of the Code. For purposes of this Agreement, the Participant’s termination will be deemed to be an involuntary termination without “Cause” unless prior to such termination the Committee determines that the Participant engaged in a Prohibited Activity (as defined in Section 4(c)) and that the Participant is being terminated for Cause.

e. Change in Control. In the event of a Change in Control of the Company prior to the settlement of the Performance-based Share Unites, the provisions of Article X of the Plan shall apply with respect to the vesting of any Performance-based Stock Units with respect to such Performance Period, and the Committee shall determine whether and to what extent the Participant’s Performance-based Stock Units will be deemed to be vested and the time of settlement of such Performance-based Stock Units.

4. Terms and Conditions.

a. Time of Settlement. Except to the extent the timing of settlement is expressly provided otherwise in Section 3(d) or the Committee determines another time for settlement of Performance-based Stock Units vested pursuant to Section 3(e), the Company will effect settlement of all Performance-based Stock Units (i) that are or become vested as of the last day of the Performance Period as soon as practicable after the Committee shall have certified the number of Performance-based Stock Units deemed vested with respect to the Performance Period, but in any event no later than December 31 of the calendar year in which the Performance Period ends and (ii) that are or become vested after the last day of the Performance Period as a result of the subsequent satisfaction of the Listing Condition as soon as practicable after the Listing Condition shall have been satisfies, but in any event no later than December 31 of the calendar year in which the Listing Condition is satisfied, except that if the Listing Condition is satisfied at any time in October, November or December, the deadline for settling such vested Performance-based Stock Units shall be March 15 of the following calendar year.

b. Manner of Settlement. Vested Performance-based Stock Units shall be settled by the Company in shares of Common Stock, cash or a combination thereof in accordance with this Section 4(b). At its option, and with respect to any vested Performance-based Stock Unit, the Company will:

i. issue to the Participant (or the Participant’s estate, if the Participant is deceased) a whole number of shares of Common Stock for such vested Performance-based Stock Unit based on performance as certified in accordance with Section 3(c); or

ii pay to the Participant (or the Participant’s estate, if the Participant is deceased) an amount of cash equal, any fractional share of Common Stock based on the closing price for a share of Common Stock, as reported on the primary securities market on which the Common Stock is then traded, on a date no earlier than five trading days prior to settlement as selected by the Committee in its sole and absolute discretion

c. Misconduct.

i. The Committee shall have the authority to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any vested or nonvested Performance-based Stock Units awarded under this Agreement if the Committee determines that the Participant has (i) violated the Company’s Code of Conduct (as in effect from time to time); (ii) violated any law (other than misdemeanor traffic violations) and thereby injured or damaged the business reputation or prospects of the Company or an Affiliate; or (iii) engaged in intentional misconduct that caused, or materially contributed to, the need for a substantial restatement (voluntary or required) of the Company’s financial statements filed with the Securities and Exchange Commission (the foregoing enumerated items being hereinafter referred to, individually or collectively, as a “Prohibited Activity”).

ii. In the event the Committee in its discretion determines that the Participant has engaged in a Prohibited Activity at any time prior to six months after the settlement of any vested Performance-based Stock Units, the Committee may rescind the settlement of any Performance-based Stock Units hereunder, provided the Committee takes such action within two years after the occurrence of the Prohibited Activity. Upon such rescission, the Company at its sole option, may require the Participant to (a) deliver and convey to the Company the shares of Common Stock issued in settlement of the Performance-based Stock Units awarded hereunder; (b) in the case any such shares of Common Stock have been sold in a market transaction to an unrelated party by the Participant, pay to the Company an amount equal to the proceeds from the sale of such shares; (c) in the case any such shares of Common Stock have otherwise been disposed of by the Participant, pay to the Company an amount in cash equal to the product of the number of such shares multiplied by the closing price for a share of Common Stock, as reported on the primary securities market on which the Common Stock is then traded, on the date the Committee determined that the Participant has engaged in the Prohibited Activity pursuant to Section 4(c) hereof, and if such date is not a day on which such securities market is open for trading shares of the Common Stock, then on the next succeeding day on which such securities market is open for trading shares of the Common Stock; (d) pay to the Company an amount of cash equal to the amount of cash paid by the Company in settlement of any Performance Stock Units awarded hereunder. The Company shall be entitled to set-off any such amount owed to the Company against any amount or benefit owed to the Participant by the Company, and the Participant shall forfeit the amount or benefit applied to set-off such amount owed to the Company. Further, if the Company commences an action against such Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Participant engaged in a Prohibited Activity, the Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.

5. Assignability. The Performance-based Stock Units, including any interest therein, shall not be transferable or assignable, except by the Participant’s will or by the laws of descent and distribution.
6. Shareholder Rights. The Participant will have no voting, dividend or other shareholder right with respect to the Performance-based Stock Units. With respect to the Common Stock issued to the Participant pursuant to this Agreement, the Participant will be treated as a shareholder of the Company and shall have applicable voting, dividend and other shareholder rights beginning on the actual date of issue.

7. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Participant or other person under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In accordance with procedures established by the Company, the Company may withhold from Common Stock delivered to the Participant, sufficient shares of Common Stock (valued as of the preceding day) to satisfy withholding and employment taxes, or the Company shall direct the Participant to pay to the Company in cash or Common Stock (valued as of the day preceding the payment) sufficient amounts or shares to satisfy such obligation.

8. No Right to Employment. The Plan and this Agreement will not confer upon the Participant any right with respect to the continuance of employment or other service with the Company or any Affiliate and will not interfere in any way with any right that the Company or any Affiliate would otherwise have to terminate any employment or other service of the Participant at any time. For purposes of this Agreement, the continuous employ of the Participant with the Company or an Affiliate shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company or any Affiliate by reason of (a) the transfer of his or her employment among the Company and its Affiliates or (b) an approved leave of absence.

9. Not Part of Regular Compensation. The Participant agrees and acknowledges that benefits under this Agreement are subject to the Company’s achievement of certain performance and stock listing objectives and are further subject to the Committee’s discretion to decrease the number of Performance-based Stock Units that vest. This Agreement shall not be construed as a guarantee that the Participant will earn or accrue a benefit. The Participant agrees and acknowledges that the Performance-based Stock Units and any benefits that may be earned with respect thereto are not and shall not be treated as part of the Participant’s regular compensation for any purpose.

10. Relation to Other Benefits. Except as specifically provided, any economic or other benefit to the Participant under this Agreement or the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Affiliate and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or an Affiliate.

11. Compliance with Section 409A of the Code.

a. This Agreement shall at all times be construed in a manner to comply with Section 409A of the Internal Revue Code (“Code Section 409A”), including, if applicable, compliance with any exemptions from Code Section 409A.

b. The parties intend that all amounts realized by or payable to Participant or any other party pursuant to this Agreement will qualify as short-term deferrals within the meaning of Treas. Reg. § 1.409A-1(b)(4) and will not be treated as “deferred compensation” for purposes of Code Section 409A.

c. In no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated or delayed in violation of Code Section 409A.

d. If Participant is a “specified employee” within the meaning of Code Section 409A, any amount payable upon Participant’s separation from service that is considered deferred compensation under Code Section 409A (and is not exempt from Code Section 409A) cannot be paid prior to the earlier of (i) six months after the date of Participant’s separation from service or (ii) the date of Participant’s death.

e. The Committee and the Company and its Affiliates do not represent or guarantee to any Participant that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in the Plan. The Participant is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant is liable as a result of this Agreement and the Participant’s participation in the Plan.

12. Change in Capital Structure. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article XI of the Plan.

13. Impact of Change in Control. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article X of the Plan.

14. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

15. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Award.

16. Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and Participant agrees to be bound by all the terms and provisions thereof.

17. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

18. Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, then this Agreement and the grant of Performance-based Stock Units hereunder shall be deemed invalid and unenforceable in its entirety due to failure of consideration.

19. Committee Discretion. The Committee shall have all of the powers granted under the Plan, including but not limited to the powers granted under Article III of the Plan and the authority and discretion to interpret the provisions of this Agreement and to make any decisions or take any actions necessary or advisable for the administration of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his or her signature hereto.

PYXUS INTERNATIONAL, INC

By: _________________________________

Participant: _____________________________

EXHIBIT A

PERFORMANCE SHARE UNIT PLAN AWARDS AND PAYOUTS
A. Performance–based Stock Units with vesting to be based on Average Adjusted EBITDA

The percentage of the awarded Performance–based Stock Units with vesting based on Average Adjusted EBITDA over the Performance Period: ____%

The following sets forth the threshold, target and maximum levels of Average Adjusted EBITDA for the Performance Period for such Performance–based Stock Units and the percentage of the amount of shares to be paid out upon the vesting of such Performance–based Stock Units at such levels (expressed as a percentage of the number of such Performance–based Stock Units):

	Threshold	Target	Maximum
Average Adjusted EBITDA	$________	$________	$________
Share Payout	50%	100%	150%

B. Performance–based Stock Units with vesting to be based on reduction of Debt

The percentage of the awarded Performance–based Stock Units with vesting to be based on reduction of Debt over the Performance Period: ____%

The following sets forth the threshold, target and maximum levels of reduction of Debt for the Performance Period for such Performance–based Stock Units and the percentage of the amount of shares to be paid out upon the vesting of such Performance–based Stock Units at such levels (expressed as a percentage of the number of such Performance–based Stock Units):

	Threshold	Target	Maximum
Reduction of Debt	$________	$________	$________
Share Payout	50%	100%	150%